As filed with the Securities and Exchange Commission on April 5, 2002
                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------

                               CROSSWALK.COM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                     54-1831588
     (State or Other Jurisdiction                        (I.R.S. Employer
   of Incorporation or Organization)                  Identification Number)

                         4100 LAFAYETTE DRIVE, SUITE 110
                               CHANTILLY, VA 20151
                                 (703) 968-4808
          (Address and telephone number of principal executive offices)
                              ---------------------
                               SCOTT FEHRENBACHER
                               CROSSWALK.COM, INC.
                         4100 LAFAYETTE DRIVE, SUITE 110
                               CHANTILLY, VA 20151
                                 (703) 968-4808
            (Name, address and telephone number of agent for service)
                                   -----------

                                   COPIES TO:
                             LARRY M. SPIRGEL, ESQ.
                             MORRISON & FOERSTER LLP
                        1750 TYSONS BOULEVARD, SUITE 1550
                                MCLEAN, VA 22102
                       (703) 760-7722 (703) 760-7777 (FAX)
                            (COUNSEL FOR THE COMPANY)
                                   -----------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement. If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for same offering. [ ]
                                   -----------

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for same offering. [ ]
                                   -----------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                   ----------

                         CALCULATION OF REGISTRATION FEE

======================================= =================== ======================== ==================== ====================
                                                                                       PROPOSED MAXIMUM
        TITLE OF SECURITIES TO             AMOUNT TO BE         PROPOSED MAXIMUM      AGGREGATE OFFERING       AMOUNT OF
          BE REGISTERED (1)                 REGISTERED         OFFERING PRICE (2)          PRICE (2)        REGISTRATION FEE
--------------------------------------- ------------------- ------------------------ -------------------- --------------------
Common Stock                                3,399,056                $0.8237              $2,800,000              $257.60
--------------------------------------- ------------------- ------------------------ -------------------- --------------------

(1) The Registrant, in connection with filing this Registration Statement on Form S-3, hereby amends its existing Registration Statement on Form S-3 (File No. 333-49126) pursuant to Rule 429. A total of 862,069 shares were originally registered on such registration statement for which the Registrant paid a registration fee equal to $528.
(2) This registration statement relates to the resale from time to time, of an aggregate of 3,399,056 shares of Common Stock issuable by conversion of Series A and Series B preferred shares issued by the company under Regulation D private placements closed September 29, 2000 and January 9, 2002, respectively.
(3) $0.8237 represents the current average conversion price available to Series A and Series B preferred shareholders.
================================================================================

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                        3,399,056 SHARES OF COMMON STOCK

                               CROSSWALK.COM, INC.



Some of our stockholders from time to time are using this prospectus to sell common stock. The selling shareholders are offering all of the shares to be sold. We will not receive any of the proceeds from the offer and sale of the shares, but we have agreed to bear the expenses of registration of the shares by this prospectus.


                         Nasdaq SmallCap Market symbol:

                                      AMEN

On April 1, 2002, the last sale price of our common stock as reported on the Nasdaq SmallCap Market was $0.78.

                               ------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD NOT PURCHASE OUR COMMON STOCK UNLESS YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED ON THE ADEQUACY OF THE DISCLOSURES IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

                  The date of this Prospectus is April 5, 2002

                            -------------------------

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Special Note Regarding Forward-Looking Statements............................1
About Crosswalk.com, Inc.....................................................1
Risk Factors.................................................................3
Use Of Proceeds.............................................................13
Selling Shareholders........................................................14
Plan Of Distribution........................................................16
Where You Can Find More Information.........................................17
Legal Counsel...............................................................18
Experts.....................................................................18
Indemnification.............................................................18

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


FORWARD LOOKING STATEMENTS

Certain information in this Memorandum may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as "may," "expects," "believes," "plans," "anticipates," "estimates," "potential," or "continue," or the negative thereof or other comparable terminology. Although we believe that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in forward-looking statements.

Some of the statements made in this prospectus and the documents incorporated by reference in this prospectus under the captions "About Crosswalk.com" and "Risk Factors" and elsewhere in this prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to the safe harbor provisions of the reform act. Forward-looking statements may be identified by the use of terminology such as may, will, expect, anticipate, intend, believe, estimate, should, or continue or the negatives of these terms or other variations on these words or comparable terminology. To the extent that this prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of our company, you should be aware that our actual financial condition, operating results and business performance may differ materially from that projected or estimated by us in the forward-looking statements. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from their current expectations. These differences may be caused by a variety of factors, including but not limited to adverse economic conditions, intense competition, including entry of new competitors, ability to obtain sufficient financing to support our operations, progress in research and development activities, variations in costs that are beyond our control, changes in capital expenditure budgets for cable companies, adverse federal, state and local government regulation, inadequate capital, unexpected costs, lower sales and net income, or higher net losses than forecasted, price increases for equipment, inability to raise prices, failure to obtain new customers, the possible fluctuation and volatility of our operating results and financial condition, inability to carry out marketing and sales plans, loss of key executives, and other specific risks that may be alluded to in this prospectus. We have identified our forward-looking statements in ITALICS throughout this document.

                            ABOUT CROSSWALK.COM, INC.

Crosswalk.com, Inc. is primarily known as the creator of CROSSWALK.COM(TM), an interactive Web site, which provides information and resources that we believe generally appeals to the Christian and family friendly community. We focus on "the intersection of faith and life", covering a growing spectrum of everyday life within a Christian context. Our strategy is to make crosswalk.com a community portal with deep content and broad information for Christians, not just Christian information, drawing many from the broad Christian community offline to an online experience where faith and life meet every day. WE INTEND TO

CONTINUE ENHANCING CROSSWALK.COM IN ORDER TO BECOME THE PREFERRED ONLINE RESOURCE FOR CHRISTIANS IN SEARCH OF INFORMATION, INTERACTION AND INVOLVEMENT OPPORTUNITIES THAT HELP THEM APPLY A CHRISTIAN WORLD VIEW ACROSS THE BREADTH OF THEIR LIFE AND INTERESTS.

The content provided by CROSSWALK.COM is presented in the form of different online topical areas or channels. They focus on entertainment, money, home schooling, news and culture, family living, women, travel, bible study, book reviews and spiritual life. CROSSWALK.COM also features online applications like cross-referenced Bible study databases, daily devotionals, stock and mutual fund screening tools, broadcast guide, e-greeting cards, along with services ranging from online shopping, and Internet safety to family-friendly movie reviews. Community-building areas like chat, discussion forums, the largest Christian Website directory; and thirty-five topical and community related e-mail newsletters are a focal point for generating repeat visits to CROSSWALK.COM.

CROSSWALK.COM, also provides, among other things, an extensive searchable directory that can be used to discover such Internet services as Websites providing information about youth group resources, denominational publications, Christian support groups, listings of various Christian radio shows, and even the personal pages of Christian individuals and families. This directory, which contains approximately 20,000 listed, categorized and cross-referenced Websites, is a resource for finding services and products on the Web that will be of interest to Christians. Crosswalk is also engaged in an advertising "card pack" business which distributes advertising materials to 225,000 churches, pastors and leading laymen through six annual mailings. The average card pack contains between 70 to 100 advertisements, for which each advertiser pays approximately $2,400.

Over the last four years, we have ventured into numerous revenue models including direct retail, Internet services, including Internet access, and even business to business. MANAGEMENT BELIEVES THAT THE CHANGES IN 2001 BETTER POSITION CROSSWALK.COM TO FOCUS ON AND SUCCEED AS A MULTI-FACETED MEDIA COMPANY REACHING THE CHRISTIAN AND FAMILY-FRIENDLY NICHE. Our business model is to leverage this premiere position, by generating advertising revenues from organizations seeking to reach this audience. Online advertisers are organizations that place ads on CROSSWALK.COM, or utilize opt-in email advertising services for which Crosswalk.com receives audience access fees. We maintain a double opt-in direct email database of more than 60,000, from which we began to generate revenue in June of 2001. Advertisers contract with Crosswalk.com to have their message delivered to these requesting individuals. At most, one direct email is delivered per week, in order to maintain a high level of advertisement response, which averaged 5% in 2001. In 2001, online advertising revenue was more than $2.7 million, a 35% increase from 2000.

RECENT FINANCINGS

On September 29, 2000 we closed a $2 million strategic private placement in equity capital from affiliates of GroupHarbor.com, a developer of web-based tools for the Christian community. The financing consisted of 80,000 shares of three-year Series "A" Preferred Stock, convertible into 862,069 shares of common stock. This was equivalent to $2.32 per common share. The Series "A" Preferred Stock will also accrue a 6% dividend per annum.

On January 9, 2002 we closed the sale of 80,000 shares of Series "B" preferred stock for an aggregate of $800,000. Of this amount, four directors of the Company purchased $550,000. A total of $500,000 was received in December 2001, with the remaining $300,000 included as a subscription receivable at December 31, 2001. The subscription receivable was realized on January 9, 2002. The Series "B" preferred stock is convertible into an aggregate of 933,269 shares of Crosswalk.com common stock over the next three years, and will accrue 6% interest per annum payable in cash or Crosswalk.com common stock, at our discretion. At the end of the three-year period, the Series "B" preferred stock may be redeemed, extended or converted, at our discretion. Consistent with the offering memorandum, conversion prices for the three traunches received are $0.8111, $0.856, and $1.00, chronologically, for an average conversion price of $0.857 per share. The Purchaser of the Series B preferred stock and the holders of common stock shall vote together on all matters as to which the approval of the stockholders may be required. The purchasers of the Series "B" preferred stock shall have one vote for each share of common stock into which such Series "B" preferred stock may be converted. The Board of Directors has not, and does not currently intend to pay dividends in the foreseeable future on either the Series "A" or Series "B" preferred stock.

Pursuant to the anti-dilution provisions of the Series "A" preferred stock, the conversion price of the Series "A" preferred stock is reduced from $2.32 per share to $0.8111 per share in the event that the Company issues additional shares of common stock from conversion of the first traunch Series "B" preferred stock purchasers. In addition, to assure that we are in full compliance with Nasdaq marketplace rules, we also received unanimous approval from the purchasers of the Series "A" preferred stock to change the terms of the Series "A" preferred stock as it relates to voting rights and shareholder approval of issuance of certain common stock upon conversion and/or dividend payment. Consistent with this amendment, the Series "A" conversion is subject to shareholder approval if the number of shares converted at a price below $1.50 per share, the closing price on the date of the binding agreement of the private placement, exceeds 1,585,000 shares or 20% of the number of shares outstanding at the time of the issuance of the Series "A" preferred stock. This registration covers the resale of 2,465,787 shares of the Series "A". Therefore, issuance of 880,787 of these shares (2,465,787- 1,585,000) requires shareholder approval, which the Company is seeking in the 2002 proxy solicitation dated March 29, 2002.

With regard to voting rights, the original Series "A" preferred stock voting rights provided the purchaser one vote for each share of common stock into which the Series "A" preferred stock may be converted. This has been changed to provide the purchaser one vote for each share of common stock into which the Series "A" preferred stock may be converted, or the number of common stock equivalent shares determined by dividing the face value of the preferred stock by $1.50, the closing price on the date of the binding agreement, whichever is lower.

Crosswalk.com, Inc. was incorporated under the laws of the State of Delaware in January 1997 as DIDAX INC. We changed our name to Crosswalk.com, Inc. in May 1999. Our executive offices are located at 4100 Lafayette Center Drive, Suite 110 and our telephone number is (703) 968-4808. Our Web site is located at WWW.CROSSWALK.COM. Information available on our Web site is not part of this prospectus.

                                  RISK FACTORS

You should carefully consider the risks described below in evaluating our company. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that may be immaterial at this point may also impair our business operations. If any of the following risks actually occur, our business, condition (financial or otherwise), prospects or results of operations could be materially adversely affected. In such case, the fair market value of our securities could decline, and you may lose all or part of your investment.

WE HAVE A HISTORY OF LOSSES, EXPECT FUTURE LOSSES AND CANNOT ASSURE YOU THAT WE WILL ACHIEVE PROFITABILITY

We have a limited operating history upon which an evaluation of the Company and its business can be based. Our business must be considered in light of the risks, expenses and problems frequently encountered by companies in rapidly evolving markets, such as the Internet. The market for our services and products continues to develop, and may change based on market opportunities, competitive forces, technology and availability of resources for expansion. As a result, our mix of services and products may undergo substantial changes as we react to these developments in the overall Internet market. WE HAVE INCURRED NET LOSSES SINCE INCEPTION AND EXPECT TO CONTINUE TO OPERATE AT A LOSS UNTIL SUFFICIENT REVENUES ARE GENERATED TO COVER EXPENSES. AS OF DECEMBER 31, 2001, WE HAD AN ACCUMULATED DEFICIT OF $36,859,485, AND WE ANTICIPATE THAT WE WILL CONTINUE TO ACCUMULATE LOSSES FOR THE FORESEEABLE FUTURE. Due to these factors, our balance sheets have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

AT DECEMBER 31, 2001, WE HAD $1,004,821 OF WORKING CAPITAL, WHICH WE BELIEVE WILL BE SUFFICIENT TO MEET OUR ANTICIPATED WORKING CAPITAL, LEASE COMMITMENTS, AND CAPITAL EXPENDITURE REQUIREMENTS FOR THE NEXT TWELVE MONTHS. MANAGEMENT BELIEVES THAT THE COMPANY'S ABILITY TO SUSTAIN OPERATIONS IS BASED ON REVENUE GENERATION AT A LEVEL OF APPROXIMATELY 70% OF THE REVENUE RECORDED IN 2001. WHILE WE BELIEVE THAT WE HAVE MADE THE NECESSARY CHANGES IN PERSONNEL, TRAINING AND SUPPORT TO MAKE THE SALES TEAM AS PRODUCTIVE AS POSSIBLE WITH AVAILABLE RESOURCES, OUR ABILITY TO CONTINUE AS A GOING CONCERN IS DEPENDENT ON OUR ABILITY TO GENERATE SUFFICIENT CASH FLOW FROM SALES TO MEET OUR OBLIGATIONS ON A TIMELY BASIS, AND TO ULTIMATELY ATTAIN PROFITABILITY. There is no assurance that the current working capital will be sufficient to meet our growth needs or that additional financing will be available to us or that such financing will be available on acceptable terms.

THE EXPECTED FLUCTUATIONS OF OUR QUARTERLY RESULTS COULD CAUSE OUR STOCK PRICE TO FLUCTUATE OR DECLINE

WE EXPECT TO EXPERIENCE SIGNIFICANT FLUCTUATION IN FUTURE QUARTERLY OPERATING RESULTS THAT MAY BE CAUSED BY MULTIPLE FACTORS, many of which are not within our control, including the following:

     o   the demand for Internet advertising and our products and services;
     o   the level of user traffic on CROSSWALK.COM;
     o the number, timing and significance of new service announcements by us and our competitors;
     o   the acceptance of our marketing initiatives;
     o our ability to develop, market and introduce new and enhanced content and services that attracts the Christian, family-friendly niche;
     o   the level of product and price competition;
     o   pricing changes for Internet-based advertising;
     o changes in our operating expenses, service mix, or sales incentive strategy; and
     o changes in general economic factors or conditions specific to the advertising market.

Our operating expense levels are based, in significant part, on management's expectations of future quarterly revenue. If actual revenue levels on a quarterly basis are below management's expectations, both gross margins and results of operations are likely to be adversely affected because a relatively small amount of our costs and expenses varies with revenue in the short term. As a result, if our revenues are lower than we expect, our quarterly operating results may not meet the expectations of public market analysts or investors, which could cause the market price of our common stock to decline.

COMPETITION IN OUR INDUSTRY COULD REDUCE OR ELIMINATE THE DEMAND FOR OUR
SERVICES

We face intense, though weakening competition in the markets for our products and services. We generate revenue from the sale of advertising space on our Website; and from royalties from affiliate online retailing of Christian and family-friendly products. For royalties received, we compete with traditional unaffiliated buying services, stores and other Websites where the products and services we feature are available. To sell advertising space on our Website, we compete with all other mediums of advertising such as print and direct mail, radio and television, as well as the hundreds of thousands of Websites.

For example, the largest providers of online navigation, information, entertainment, business and community services, such as Yahoo!, Lycos, AltaVista, Microsoft, Netscape and America Online, provide Internet products and services that target a wide range of audiences and communities which may also appeal to our Christian and family-friendly audience. Likewise, we face competition from companies providing similar services to other vertical markets or targeted audiences, which overlap with the interests of our audience.

We believe that currently, we are the only for profit Internet portal venture seeking to serve the Christian community on the Web. However, there are several prominent Websites vying for the attention of the Christian niche. Christianbooks.com, a customer of ours, offers a wide range of products geared to the Christian marketplace. OnePlace.com, a broadcast Website and ICRN (Involved Christian Radio Network), which focuses on broadcast owned by Salem Communications are now partners with Crosswalk.com and are working together to generate traffic, advertising and expansion of services.

There are still several companies, including nonprofit organizations, which are attempting or may attempt to aggregate Christian or family-friendly content on the Internet. These competitors include; Gospel Communications Network, a not-for-profit Website operated by a division of Gospel Films; Lightsource Online, and, Websites operated by Gaylord Entertainment, which offer broadcast services and the sale of music, respectively; and Christian Answers.Net, a Website operated by Eden Communications, supported entirely by donations, including an area of interest to young Christians and movie reviews.

As we introduce new services, we may compete directly with a greater number of companies. Such companies may already maintain or may introduce Websites, which compete with us. There can be no assurance that we can continue to compete successfully against current or future competitors, nor can there be any assurance that competitive pressures we face will not result in increased marketing costs, decreased Internet traffic or loss of market share or otherwise will not materially adversely affect our business, results of operations and financial condition.

We believe that the principal competitive factors affecting the market for Internet-based marketing services are the speed and quality of service execution; the size, effectiveness and quality of products and services of the participating manufacturers, producers and distributors; competitive pricing; successful marketing and establishment of national brand name recognition; positioning itself as a leading Internet-based marketing service; the volume and quality of traffic to and purchase requests from a Website; and the ability to introduce new services in a timely and cost-effective manner. Many of these competitors may have longer operating histories, greater name recognition and significantly greater financial and other resources than Crosswalk. Moreover there are no substantial technical barriers to entry in our markets. Therefore, it is feasible that this competition may intensify. Although we believe that we currently compete favorably with respect to such factors, there can be no assurance that we will be able to compete successfully against current or future competitors with respect to any of these factors.

WE COMPETE IN A MARKET SUBJECT TO RAPID TECHNOLOGICAL CHANGES AND MUST CONTINUE TO ENHANCE OUR PRODUCTS AND SERVICES TO COMPETE EFFECTIVELY

The market in which we compete is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing customer demands. For example, to the extent that higher bandwidth Internet access becomes more available, we may be required to make significant changes to the design and content of our products and services. In addition, the ever changing nature of the Internet and the continual increase in the number of companies from a multitude of industries offering Internet-based products and services indicate that our future success will depend in significant part on our ability to adapt to rapidly changing technologies, the ability to adapt our services and products to evolving industry standards, and to continually improve the performance, features and reliability of our services and products in response to both evolving demands of the marketplace and competitive service and product offerings.

For example, we must continue to enhance and improve the content, features and functionality of our Web site. There is no assurance that we will be able to successfully identify new product and service opportunities or successfully design, develop, test and introduce new services and products in a timely manner. Furthermore, even if we are able to successfully identify, develop and introduce new products and service, there is no assurance that a market for these products and services will materialize to the size and extent that we anticipate. If a market does not materialize as we anticipate, our business, operating results, and financial condition could be materially adversely affected. The following factors could affect the success of our products and services:

     o The failure of our business plan to accurately predict the rate at which the market for Internet products and services will grow;

     o The failure of our business plan to accurately predict our future participation in the Internet and Christian media marketplace;

     o The failure of our business plan to accurately predict the estimated sales cycle, price, and acceptance of our products and services;

     o The development by others of products and services that render our products and services noncompetitive or obsolete; and

     o Our failure to keep pace with the rapidly changing technology, evolving industry standards, and frequent new product and service introductions that characterize the Internet marketplace.

OUR REVENUE MODEL DEPENDS ON THE EFFECTIVENESS OF THE INTERNET AS AN ADVERTISING MEDIUM AND OUR ABILITY TO ATTRACT AND EXPAND OUR USER AND ADVERTISER BASE

We currently derive and expect to continue deriving a significant portion of our revenues from advertisements and sponsorships on our Web site. Accordingly, our future success is highly dependent on the growth of the Internet as an advertising medium and our ability to attract and expand our user and advertiser base. Our ability to sustain and increase our current level of advertising revenues depends, in part, on our ability to hire, retain, manage, train and motivate our internal sales force. If a significant portion of our sales force leaves, we may not be able to compete effectively for or retain current and potential advertisers.

In addition, for the growth of the Internet as an advertising mechanism to increase, particularly to those companies that have historically relied upon other forms of media, companies must be convinced that advertising or promoting their products or services on the Internet is more effective than other forms of media. Most of our current and potential advertising customers, however, do not have a long history of using the Internet as an advertising medium and continue to allocate only a limited portion of their advertising budgets to Internet advertising. Moreover, because the Internet advertising market is relatively new and rapidly evolving, there are no widely accepted standards or measurements for gauging its effectiveness. As a result, our advertisers may challenge or refuse to accept our internal or third-party measurements of advertisement delivery, and such measurements may contain errors. If advertisers determine that Internet advertising is not an effective advertising medium, then we may not be able to increase or sustain our current advertising revenues. Likewise, since companies advertising on the Internet typically prefer to advertise on high-traffic sites, our ability to increase our advertising revenue will depend in large part on our ability to attract more users to our Web site. These factors make it very difficult to predict with confidence revenue growth and stability of Internet advertising revenues.

WE MAY NOT BE ABLE TO SECURE FUNDING IN THE FUTURE, IF REQUIRED, TO OPERATE OUR BUSINESS

WE HAVE HAD SIGNIFICANT OPERATING LOSSES AND NEGATIVE CASH FLOW FROM OPERATIONS SINCE INCEPTION AND EXPECT THIS TO CONTINUE OPERATING AT A LOSS FOR THE NEXT YEAR. ALTHOUGH WE BELIEVE THAT OUR PRESENT CASH AND CASH EQUIVALENTS, AND WORKING CAPITAL WILL BE ADEQUATE TO SUSTAIN OUR CURRENT LEVEL OF OPERATIONS THROUGH THE END OF 2002, WE MAY NEED TO RAISE ADDITIONAL FUNDS TO EXPAND OUR MARKETING INITIATIVES AND TO ACCELERATE THE GROWTH OF THE BUSINESS. We may also need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. In addition, we may discover that we have underestimated our working capital needs, and we may need to obtain additional funds to sustain our operations. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the our shareholders will be reduced and such securities may have rights, preferences or privileges senior to those of our existing common stock shareholders. Additional financing at prices below $0.85 per share will also trigger further dilution on the conversion of the Series "A" and Series "B" preferred stock., and is contingent upon shareholder approval of potential future issuance, which the Board of Directors is seeking in the 2002 proxy solicitation. In addition, in their audit opinion filed in our 10-K filed on March 29, 2002, Crosswalk's independent auditors cited doubt as to whether we will remain a going concern. All of these factors may make it difficult for us to generate further financing and thus there can be no assurance that additional financing will be available on favorable terms, or at all, and this could have a material adverse effect on our business, results of operations and financial condition.

COMPUTER SYSTEMS AND SOFTWARE ARE CRITICAL TO OUR OPERATION AND ANY SIGNIFICANT DISRUPTION WOULD ADVERSELY AFFECT OUR BUSINESS

A key element of our strategy is to generate a high volume of traffic on our Web site. Accordingly, the performance of our services and products is critical to our reputation, our ability to attract customers to CROSSWALK.COM and market acceptance of these services and products. Any system failure, including network, software or hardware failure, that causes interruptions in the availability or increased response time of our services would reduce traffic to CROSSWALK.COM and, if sustained or repeated, would reduce the attractiveness of our services to advertisers and other future potential customers or Internet users. An increase in the volume of traffic conducted through our services and products could strain the capacity of our software or hardware, which could lead to slower response time or system failures. In addition, as the number of Web sites and Internet users increases, there can be no assurance that our services and products will be able to compete with firms who may have greater financial resources than we do. We are also dependent upon Web browsers and Internet and online service providers for access to our services and consumers may experience difficulties due to system failures unrelated to our own internal systems, services and products. To the extent that the capacity constraints described above are not effectively addressed by management, such constraints would have a material adverse effect on our business, results of operations and financial condition.

We are also vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. Although we carry property insurance, our coverage may not be adequate to compensate for all losses that may occur. Despite the implementation of network security measures, our servers are also vulnerable to computer viruses, physical or electronic break-ins and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessations in service to users of our services and products. The occurrence of any of these risks could have a material adverse effect on our business, results of operations and financial condition.

WE INTEND TO PURSUE STRATEGIC ALLIANCES AND OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED IF WE FAIL TO CONSUMMATE SUCH TRANSACTIONS OR ADEQUATELY INTEGRATE STRATEGIC INITIATIVES

Our current strategy is to broaden the number, scope and content of CROSSWALK.COM through strategic relationships which enable us to increase content, promote our brand and provide opportunities for revenue growth. WE BELIEVE THAT OUR RECENTLY ANNOUNCED AMERICAN ONLINE CONTENT SHARING ARRANGEMENT WILL RESULT IN INCREASED TRAFFIC TO CROSSWALK.COM AND ENABLE US TO BROADEN OUR EXPOSURE AND REACH FOR OUR ADVERTISERS AND LEAD TO A GROWING NUMBER OF STRATEGIC RELATIONSHIPS THAT WILL BE CRITICAL TO MEETING OUR OBJECTIVES TO CONTINUE DOUBLE DIGIT GROWTH IN ADVERTISING SALES. Expanding our reach through strategic relationships and Web site acquisition or partnerships entails a number of risks, including the following:

     o   diversion of resources and management's attention;

     o   the inability to generate anticipated revenues;

     o expenses, delays and difficulties integrating the acquired company into our existing organization;

     o   potential loss of key employees to companies we align with;

     o   the impairment of relationships with third parties; and

     o   potential additional expenses.

There can be no assurance that management would be successful in overcoming these risks or any other problems encountered in connection with such strategic initiatives

WE RELY ON A NUMBER OF STRATEGIC RELATIONSHIPS WITH THIRD PARTIES TO SUPPLY THE TECHNOLOGY TO OPERATE OUR BUSINESS

We currently license several technologies from third parties. There can be no assurance that these third party technology licenses will be available on commercially reasonable terms, if at all. Our inability to obtain any of these technology licenses could result in delays or reductions in the introduction of new services or product shipments or could materially and adversely affect the performance of our services until equivalent technology could be identified, licensed and integrated. Any such delays or reductions in the introduction of services or product shipments or adverse impact on service quality could materially adversely affect our business, results of operations and financial condition.

We have entered into certain material agreements with numerous businesses, which provide us necessary services and products. The following table provides information pertinent to these relationships:

  Name                    Service Provided           Term                     Consideration
---------------------------------------------------------------------------------------------------------
WorldComm               Hosting & Technology     3 Year contract       Company pays monthly fixed rate
                        Services                 to November 2004

ichat                   Chat Technology          Annual Renewal        Company pays annual license fee

Microsoft Site Server3  Retail Application       One Time Charge       Company paid one time fee

Double Click            Ad server software       Annual Renewal        Company pays annual license fee

NetTracker              Internet Statistical     Annual Renewal        Company pays annual license fee
                        Reporting Software

Vignette                Internet Publishing      Annual Renewal        Company paid one time license fee
                        Software                                       and annual renewal license fee

Oracle                  Database Management      Annual Renewal        Company paid one time license fee
                        Software                                       and annual maintenance fee

If these arrangements and activities with such companies were lessened, curtailed, or otherwise modified, we may not be able to replace or supplement such services alone or with other companies. If these companies were to cease to jointly provide their services, our business, results of operations, and financial condition could be materially and adversely affected.

CHIEF EXECUTIVE'S INVOLVEMENT IN LEGAL PROCEEDING MAY IMPACT COMPANY

In June 2001, Scott Fehrenbacher, President and Chief Executive Officer of Crosswalk.com, Inc. learned that he was named in criminal proceedings in Orange County Florida involving business matters with his former company prior to joining Crosswalk.com in 1998. The allegations, which do not involve Crosswalk.com directly, are related to a dispute with a former business competitor who was involved in purchasing Mr. Fehrenbacher's successful former business, but which apparently suffered losses since it's sale in 1998. WHILE MANAGEMENT AND DEFENSE COUNSEL BELIEVE THAT AS LIGHT IS SHED ON THIS MATTER, ANY ALLEGATIONS AGAINST SCOTT FEHRENBACHER WILL BE DISMISSED AS BASELESS, HIS ABILITY TO SERVE IN HIS CAPACITY MAY BE IMPACTED BY THE EVENTS OF THIS PROCEEDING. Defense counsel has stated that the State of Florida is currently considering whether to dismiss the charges, or some of them, on its own volition, and is also considering a draft motion to dismiss all charges that defense counsel has prepared and will presently file if the charges are not dismissed by the State of Florida.

WE MUST RETAIN KEY PERSONNEL TO SUCCESSFULLY MANAGE OUR BUSINESS

We believe our most important asset is our people. Our performance is substantially dependent on the performance of our senior management, including Scott Fehrenbacher, our Chief Executive Officer and President, and other key members of management. Although the Company has employment agreements, which include non-compete provisions, with its senior management, these agreements may be terminated upon thirty days' written notice. If these members of senior management leave the Company, there could be a material adverse effect on our business, results of operations and financial condition due to the loss of their knowledge regarding the development, opportunities and challenges of our business. OUR FUTURE SUCCESS WILL ALSO DEPEND ON OUR CONTINUING ABILITY TO ATTRACT AND RETAIN ADDITIONAL QUALIFIED MARKETING, SALES AND TECHNICAL PERSONNEL. If we are unable to attract, motivate and retain qualified personnel, there could be a material adverse effect on our business, results of operations and financial condition.

OUR CLASSIFICATION AS A "RELIGIOUS CORPORATION" MAY LIMIT OUR ABILITY TO ATTRACT AND RETAIN PERSONNEL AND COULD SUBJECT US TO LEGAL LIABILITY

Our bylaws provide that we are a "religious corporation." In general our policy is to include (1) among our officers and directors, unconditionally, and (2) among our employees where a bona-fide occupational qualification exists, only persons who, upon request, subscribe to our Christian statement of faith. We believe that this is necessary to best identify with and service our selected Christian market niche and to generate our Internet product which is heavily content laden. We believe that our use of these religious criteria in our employment practices does not violate federal law relating to equal employment opportunities because we qualify as an exempt religious corporation for purposes of federal employment law. Federal employment law has been subject to limited judicial and regulatory interpretation on the question of what type of Religious Corporation would be exempt from the reach of the law. Federal employment law is enforced, in part, by a federal regulatory agency that is vested with broad discretion in interpreting its meaning. Our policies and procedures with respect to hiring, have not been examined by federal or state authorities. For these reasons, there can be no assurance that a review of our hiring practices or the operation of our business will not result in determinations that materially adversely affect our business, results of operations and financial condition or our ability to attain our objectives.

WE ARE SUBJECT TO U.S. AND FOREIGN GOVERNMENT REGULATION OF THE INTERNET THAT COULD IMPACT OUR BUSINESS

We are subject to existing federal, state and local laws and regulations that are applicable to businesses generally on such issues as advertising, sweepstakes, promotions, quality of products and services, and intellectual property ownership and infringement. In addition, although we are not currently subject to direct regulation by any government agency, there are currently a few laws and regulations directly applicable to access to or commerce on the Internet. The United States federal government, as well as various state and local governments, have passed legislation that regulates various aspects of the Internet relating to issues such as user privacy, online content, copyright infringement, taxation, access charges, liability for third-party activities, and jurisdictions. For example, the federal government could revise the current moratorium on taxation of Internet-based transactions. This moratorium relates to taxation of commerce on the Web. We have not been able to determine how we will be affected by removal of this moratorium, but to the extent that it provides a material benefit, its expiration could have a material adverse effect on our financial condition and results of operations.

Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as libel, pricing, user privacy and characteristics and quality of products and services. In addition, the European Union has enacted privacy and copyright directives that could impose additional burdens and costs on our operations as we expand internationally. Due to the global nature of the Internet, it is possible that the governments of other nations might attempt to regulate its transmissions, and we may unintentionally violate such laws and be prosecuted for such violations. The adoption of any additional laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for our services and products and increase our cost of doing business or otherwise have an adverse effect on our business, results of operations and financial condition. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, libel and personal privacy is uncertain. Any such new legislation or regulation could have a material adverse effect on our business, results of operations and financial condition.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR PROPRIETARY TECHNOLOGY

We regard our technology as proprietary and attempt to protect it with copyrights, trademarks, trade secret laws, restrictions on disclosure, and transferring title and other methods. We also generally enter into confidentiality or license agreements with our consultants and business partners, and generally control access to and distribution of documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization, or to develop similar technology independently. Policing unauthorized use of our technology is also difficult. There can be no assurance that the steps taken by management will prevent misappropriation or infringement of our technology. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, results of operations and financial condition.

WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS OF THIRD PARTIES

We cannot assure you that third parties will not claim that our products or services infringe upon their intellectual property rights. We have not conducted a search to determine whether any of our services or technologies may be infringing upon the rights of any third parties. However, a number of Internet companies are actively developing search, indexing, e-commerce and other Web-related technologies. We expect that many of these companies will take steps to protect these technologies, including obtaining patent protection. In addition, we are aware that a number of patents have been issued in the areas of e-commerce, online direct marketing, common Web graphics formats and Web-based information indexing and retrieval. Third parties may assert claims against us alleging that we infringe their intellectual property rights. WE MAY INCUR SUBSTANTIAL EXPENSES IN DEFENDING OURSELVES AGAINST SUCH CLAIMS REGARDLESS OF THEIR MERIT. If we determine that licensing any third party's proprietary rights is appropriate, we cannot guarantee that we will be able to obtain a license on reasonable terms. As a result of these developments, we could incur substantial costs that could have a material adverse effect on our business, results of operation or financial condition.

OUR STOCK PRICE HAS HISTORICALLY BEEN VOLATILE AND COULD AFFECT YOUR ABILITY TO RESELL SHARES AT ATTRACTIVE PRICES

The price of our common stock has been highly volatile due to factors that will continue to affect the price of our stock. Our common stock traded as high as $2.00 per share and as low as $0.44 between March 1, 2001 and March 1, 2002. THIS VOLATILITY MAY CONTINUE. Some of the factors that could lead to this type of volatility include:

o Price and volume fluctuations in the stock market at large that do not relate to our operating performance;

o    Fluctuations in our quarterly revenue and operating results;

o    Structure of future capitalization, if any;

o    Announcements of product releases by us or our competitors;

o    General economic conditions which impede the market for advertisers;

o    Any loss of key management;

o    Announcements of acquisitions and/or partnerships by us or our competitors;

o General economic conditions and general market volatility of Internet-related stocks; and

o Increases in outstanding shares of common stock, including upon exercise or conversion of derivative securities.

THESE FACTORS MAY CONTINUE TO AFFECT THE PRICE OF OUR COMMON STOCK IN THE
FUTURE.

WE CANNOT PREDICT THE EFFECT THAT THE EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS WILL HAVE ON OUR STOCK

As of March 31, 2002, there were 7,968,221 shares of common stock outstanding and 2,654,381 shares of common stock issuable upon the exercise of outstanding warrants and options, of which all but 46,760 shares have been registered through Form S-8 filings. We are unable to predict the effect that any subsequent sales of securities by our existing shareholders may have on the then-prevailing market price of our common stock, although such sales could have depressive effect on such market price. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices of the common stock and could impair our ability to raise capital through the sale of its equity securities.

OUR STOCKHOLDERS' ABILITY TO RECOVER MONETARY DAMAGES FROM OUR OFFICERS AND DIRECTORS IS LIMITED

Section 145 of the General Corporation Law of the State of Delaware contains provisions entitling our directors and officers to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, as a result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of Crosswalk.com provided the officers or directors acted in good faith. Our certificate of incorporation contains provisions indemnifying our officers and directors to the fullest extent provided by Delaware law. As a result, the rights of our shareholders to recover monetary damages from directors of Crosswalk.com for breaches of directors' fiduciary duties may be significantly limited.

IF OUR STOCKHOLDERS APPROVE CERTAIN PROVISIONS RELATING TO THE PAYMENT OF DIVIDENDS AND CONVERSION OF THE SERIES A AND SERIES B PREFERRED STOCK, FUTURE ISSUANCES OF COMMON STOCK COULD FURTHER DILUTE THE TRADING MARKETS FOR THE COMPANY'S COMMON STOCK

The Board of Directors has the discretion of paying for the 6% dividend accruing on the Series "A" and Series "B" preferred stock, in cash or Common Stock. The number of shares would be based on the quotient from dividing the dividends payable ($144,000 on the Series "B" and $360,000 on the Series "A" over three-years, which may be extended at the sole discretion of the Board of Directors) by the average closing price for the sixty days prior to declaration. While no dividends have been or are declared, or contemplated to be paid in the foreseeable future, for the Series "A" or Series "B", if Common Stock is issued for payment of dividends on the Series "B" based on a price lower than $0.64, the closing price of the Common Stock at the date of the binding agreement, and the number of shares at this price exceeds 1,591,000 or 20% of the 7,959,721 shares outstanding at the date of a binding agreement, issuance of said Common Stock will require the approval of the majority vote of the shareholders of Crosswalk.com. In our 2002 proxy solicitation, the Board of Directors are seeking shareholder approval to issue payment of the Series "B" dividends, if so declared or necessary at these levels, in Common Stock. The Common Stock registered for resale herein does not include any payment of dividends in Common Stock on the Series "A" or Series "B" preferred stock.

Issuance of more than 1,585,000 shares of Common Stock pursuant to conversion and/or dividend payment to the Purchasers of the Series "A", will require the approval of the majority vote of the shareholders of Crosswalk.com only where the Common Stock basis for conversion or dividend payment is less than $1.50 per share, the closing price on the date of binding agreement. At the current conversion price of $0.85111, it is feasible that issuance of 880,787 of the shares being registered for resale herein, will require shareholder approval, which the Company is seeking in the 2002 proxy solicitation dated March 29, 2002.

Majority vote of the shareholders of Crosswalk.com, required for approval, may not be achieved, which would result in a limitation in the number of shares issuable herein until, if ever, shareholder approval is granted. If shareholder approval is granted, significant dilution will result with no downside protection from the potential of further equity financing at lower prices, or Common Stock issuance for payment of dividends at lower market prices.

WE ARE SUBJECT TO THE NASDAQ SMALLCAP MARKET LISTING ELIGIBILITY AND MAINTENANCE REQUIREMENTS AND OUR STOCK COULD BE AFFECTED IF WE FAIL TO MAINTAIN THESE REQUIREMENTS.

Under the current rules relating to the continued listing of securities on the Nasdaq SmallCap Market, a company must maintain (a) at least $2,500,000 in equity (b) public float of at least 500,000 shares, (c) market value of public float of at least $1,000,000, and (d) a minimum bid price of $1.00 per share. If we are not able to maintain these listing requirements, we may be downgraded to Over the Counter status.

If we should experience losses from operations, we may be unable to maintain the standards for continued listing and our common stock could be subject to delisting from the Nasdaq SmallCap Market. Trading, if any, in our common stock would thereafter be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq SmallCap listing requirements or in what are commonly referred to as the "pink sheets." As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock .

If our common stock were delisted from Nasdaq, and no other exclusion from the definition of a "penny stock" under applicable SEC regulations were available, our common stock may become subject to the penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as investors with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase and must have received the purchaser's written consent to the transaction prior to sale. Consequently, delisting from Nasdaq, if it were to occur, could materially adversely affect the ability of broker-dealers to sell the securities. and the liquidity and trading price of our common stock.

                                 USE OF PROCEEDS

All of the shares covered by this prospectus are being offered by the selling shareholders. Accordingly, we will not receive any of the proceeds from the offer and sale of the shares.

                              SELLING SHAREHOLDERS

The common stock covered by this prospectus consists of shares issued or issuable to the selling shareholders pursuant to the conversion from time to time of Series A and Series B preferred shares.

As of the date herein, 3,399,056 is the maximum number of shares that may actually be sold by the selling shareholders. Because the selling shareholders may sell all, some or none of the shares of common stock which they may hold, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling shareholders upon termination of the offering.

            The following table sets forth certain information regarding the selling shareholders, including:

     o   The name of the selling shareholders,

     o The beneficial ownership of common stock of the selling shareholders as of March 15, 2002, and

     o The number of shares of common stock offered by the selling shareholders.

The following table provides information as to the beneficial ownership of the selling shareholders as of March 15, 2002.

                                          Shares of Common Stock                       Shares of Common Stock
                                     Beneficially Owned Prior to this              Registered For Resale Pursuant
Selling Shareholder                       Registration Statement                  to this Registration Statement 1
-------------------                       ----------------------                  --------------------------------
Jon M. Morgan Pension Plan 2                      86,207                                     246,578 (3.0%)
303 W. Wall St. Suite 1700
Midland, TX  79701

J. M. Mineral and Land Co., Inc. 2                86,207                                     246,578 (3.0%)
303 W. Wall St. Suite 1700
Midland, TX  79701

Jon M. Morgan 2                                   40,886                                     154,112 (2.4%)
303 W. Wall St. Suite 1700
Midland, TX  79701

John R. Norwood Pension Plan                      19,397                                      55,480 (0.7%)
303 W. Wall St. Suite 1700
Midland, TX  79701

                                          Shares of Common Stock                       Shares of Common Stock
                                     Beneficially Owned Prior to this              Registered For Resale Pursuant
Selling Shareholder                       Registration Statement                  to this Registration Statement 1
-------------------                       ----------------------                  --------------------------------
Jeffrey A. Norwood                                 2,155                                       6,164 (0.1%)
P.O. Box 10744
Midland, TX  79702

Gary J. Lamb                                      21,552                                      61,645 (0.8%)
303 W. Wall St. Suite 1700
Midland, TX  79701

Frosty Gilliam, Jr.                               43,103                                     123,290 (1.5%)
4840 E. University Suite 200
Odessa, TX 79762

John D. Bergman                                   43,103                                     123,290 (1.5%)
600 N. Marienfield Suite 1100
Midland, TX  79701

A. Scott Dufford                                  64,655                                     184,934 (2.2%)
303 W. Wall St. Suite 1702
Midland, TX  79701

Stallings Properties, Ltd.                        64,655                                     184,934 (2.2%)
P. O. Box 10217
Midland, TX  79702

SoftOp, LP. 3                                    107,759                                     462,335 (5.5%)
400 Pine Street Suite 1010
Abilene, TX  79601

Lighthouse Partners, LLP 3                        43,103                                     123,290 (1.5%)
400 Pine Street Suite 1010
Abilene, TX  79601

Ray McGlothlin, Jr.                               64,655                                     184,934 (2.2%)
400 Pine Street Suite 1010
Abilene, TX  79601

Julia Jones Matthews Family Trust                 64,655                                     184,934 (2.2%)
P.O. Box 176
Abilene, TX  79604

Dodge Jones Foundation                           150,683                                     739,736 (8.5%)
P.O. Box 176
Abilene, TX  79604

Bruce E. Edgington 4                             488,444                                     200,000 (8.0%)
7857 Heritage Drive
Annandale, VA 22003

                                          Shares of Common Stock                       Shares of Common Stock
                                     Beneficially Owned Prior to this              Registered For Resale Pursuant
Selling Shareholder                       Registration Statement                  to this Registration Statement 1
-------------------                       ----------------------                  --------------------------------
Earl E. Gjelde 5                                  71,683                                     116,822 (2.3%)
42 Bristlecone Crt.
Keystone, CO 80435

1 "(__%)" represents the selling stockholder's total percentage beneficial ownership as defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, of the Company's common stock, of which there was a total 7,968,221 shares outstanding as of March 15, 2002.

2 Mr. Morgan has been a director of Crosswalk.com since October 2000. He is trustee of the Jon M. Morgan Pension Plan and is President of J.M. Mineral & Land Co.

3 Eric Oliver who has been a director of Crosswalk.com since July 2001, is General Partner of SoftOP, L.P., and a limited partner of Lighthouse Partners, LLP.

4 Mr. Edgington has been a director of Crosswalk.com since November 1995.

5 Mr. Gjelde has been a director of Crosswalk.com since April 1997.

                              PLAN OF DISTRIBUTION

The sale of the shares offered by this prospectus may be made in the Nasdaq SmallCap Market or other over-the-counter markets at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. These shares may be sold by one or more of the following:

o A block trade in which the broker or dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

o Purchases by a broker or dealer as principal and resale by a broker or dealer for its account using this prospectus.

o Ordinary brokerage transactions and transactions in which the broker solicits purchasers.

o    In privately negotiated transactions not involving a broker or dealer.

In effecting sales, brokers or dealers engaged to sell the shares may arrange for other brokers or dealers to participate. Brokers or dealers engaged to sell the shares will receive compensation in the form of commissions or discounts in amounts to be negotiated immediately prior to each sale. The selling stockholders and any broker/dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We will receive no proceeds from any resales of the shares offered by this prospectus, and we anticipate that the brokers or dealers, if any, participating in the sales of the shares will receive the usual and customary selling commissions.

To comply with the securities laws of some states, if applicable, the shares will be sold in these states only through brokers or dealers. In addition, in some states, the shares may not be sold in those states unless they have been registered or qualified for sale in these states or an exemption from registration or qualification is available and is complied with.

Each sale may be made either at market prices prevailing at the time of such sale, at negotiated prices, at fixed prices, which may be changed, or at prices related to prevailing market prices.

Under applicable rules and regulations under Regulation M under the Securities Exchange Act of 1934, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and without limiting the foregoing, the selling shareholder will be subject to the applicable provisions of the Securities Act of 1933 and Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by the selling shareholder. The foregoing may affect the marketability of the common stock.

We will bear all expenses of the offering of the common stock, except that the selling shareholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling shareholders.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC periodic reporting filing number is 0-22847. You may read and copy any document we file with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's public reference rooms located at it's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 for further information on the operation of public reference rooms. You can also obtain copies of this material from the SEC's Internet web site located at http://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

o The description of our common stock, par value $.01 per share, contained in our registration statement on Form SB-2, declared effective by the SEC on September 24, 1997, and Post-Effective Amendment No. 2 to that Form SB-2 declared effective by the SEC on May 4, 1999.

o Our annual report on Form 10-K for the year ended December 31, 2001 as filed with the SEC on March 29, 2002.

o Our Definitive Proxy Statement on Schedule 14A as filed with the SEC on March 29, 2002.

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

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

                             Crosswalk.com, inc.
                             4100 Lafayette Drive, Suite 110
                             Chantilly, VA 20151
                             (703) 968-4808
                             Attn:  Investor Relations

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

                                  LEGAL COUNSEL

Morrison & Foerster LLP, McLean, VA has passed on the validity of the issuance of the shares registered by this prospectus.

                                     EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young's report, given on their authority as experts in accounting and auditing.

                                 INDEMNIFICATION

Our articles of incorporation provide that we shall indemnify, to the full extent permitted by Delaware law, any of our directors, officers, employees or agents who are made, or threatened to be made, a party to a proceeding by reason of the fact that he or she is or was one of our directors, officers, employees or agents against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if specified standards are met. Although indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons under these provisions, we have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Our certificate of incorporation also limits the liability of our directors to the fullest extent permitted by the Delaware law. Specifically, our certificate of incorporation provides that our directors will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except for:

o    Any breach of the duty of loyalty to our company or our shareholders,

o Acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law,

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

o Dividends or other distributions of corporate assets that are in contravention of specified statutory or contractual restrictions,

o    Violations of specified laws, or

o Any transaction from which the director derives an improper personal benefit.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by Crosswalk. This prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the securities offered by this prospectus by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.



                               CROSSWALK.COM, INC.

                          -----------------------------

                                   PROSPECTUS

                          -----------------------------

                                  April 5, 2002

PART II

INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses of Crosswalk.com in connection with the sale and distribution of the shares being registered pursuant to this Form S-3 Registration Statement. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee. All of such expenses will be paid by Crosswalk.com.

Securities and Exchange Commission fee                          $   257.60
Accounting fees and expenses                                      3,500.00
Legal fees and expenses                                           2,000.00
Printing, Filing                                                    500.00
                                                                 ---------
     TOTAL                                                       $6,257.60
                                                                 =========

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

Crosswalk.com's certificate of incorporation provides that Crosswalk.com shall indemnify, to the full extent permitted by Delaware law, any director, officer, employee or agent of Crosswalk.com made or threatened to be made a party to a proceeding, by reason of the fact that such person is or was a director, officer, employee or agent of Crosswalk.com against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Crosswalk.com pursuant to the foregoing provisions, or otherwise, Crosswalk.com has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Crosswalk.com's certificate of incorporation limits the liability of its directors to the fullest extent permitted by Delaware law. Specifically, the certificate of incorporation provides that directors of Crosswalk.com will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for (i) any breach of the duty of loyalty to Crosswalk.com or its shareholders, (ii) acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain laws, or (v) any transaction from which the director derives an improper personal benefit. Liability under federal securities law is not limited by the foregoing.

Item 16.  Exhibits

         4.1 Certificate of Incorporation, as amended, of Crosswalk.com, Inc. (1)
         4.2      Bylaws of Crosswalk.com, Inc. (2)
         4.3 Specimen form of Crosswalk.com, Inc. common stock certificate(2)
         4.4      Certificate of Designations for Series A Preferred Stock (3)
         4.5 Amendment of Certificate of Designations for Series A Preferred Stock *
         4.6      Certificate of Designations for Series B Preferred Stock *
         5.1      Opinion of Morrison & Foerster LLP *
         23.1     Consent of Ernst & Young LLP *
         23.2     Consent of Morrison & Foerster LLP (included as part of
                  Exhibit 5.1)

-------------------
*    Filed herewith

(1)  Filed on Form S-8, filed May 28, 1999, Commission File No. 333-79663.

(2) Incorporated by reference from our Form SB-2, declared effective by the SEC on September 24, 1997 (Commission File No. 333-25937) , and Post-Effective Amendment No. 2 to that Form SB-2 declared effective by the SEC on May 4, 1999 (Commission File No. 000-22847).

(3) Incorporated by reference from our Form S-3, declared effective by the SEC on December 4, 2000 (Commission File No. 333-49126).


ITEM 17.  UNDERTAKINGS

     A.  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to: (a) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,
     (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement, and to include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant as discussed above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chantilly, state of Virginia, on March 27, 2002.




                                     CROSSWALK.COM, INC.


                                     By: /s/ Scott Fehrenbacher
                                         ---------------------------------------
                                         Scott Fehrenbacher, Chief Executive
                                         Officer and President

                                POWER OF ATTORNEY


KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Scott Fehrenbacher and Gary A. Struzik, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full powers and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities indicated have signed this registration statement below on March 27, 2002:


By /s/ Scott Fehrenbacher
   ---------------------------
   Scott Fehrenbacher
   Chief Executive Officer and President and director


By /s/ Gary A. Struzik                    By /s/ James G. Buick
   ---------------------------               ---------------------------
   Gary A. Struzik                           James G. Buick
   Chief Financial Officer and               Chairman of the Board of Directors
   Secretary, Chief Accounting Officer



By /s/ Jon M. Morgan                      By  /s/ Clay T. Whitehead
   ---------------------------                ---------------------------
   Jon M. Morgan                              Clay T. Whitehead
   Director                                   Director




By /s/ Eric L. Oliver                     By  /s/ W.R. "Max" Carey
   ---------------------------                ---------------------------
   Eric L. Oliver                             W.R. "Max" Carey
   Director                                   Director



By /s/ Bruce E. Edgington                 By /s/ Earl E. Gjelde
   ---------------------------               ---------------------------
   Bruce E. Edgington                        Earl E. Gjelde
   Director                                  Director






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